Exhibit 99.1

FOR IMMEDIATE RELEASE

Balchem Corporation Announces Dividend

New Hampton, New York. December 19, 2014.  Balchem Corporation (NASDAQ: BCPC) today announced that its Board of Directors has declared a dividend on its shares of common stock equal to $0.30 per share, payable on January 27, 2015 to holders of record on December 29, 2014. This dividend reflects a 15% increase over the prior year cash dividend.

Dino A. Rossi, Balchem’s Chairman, President and CEO, stated, “As discussed in previous years regarding our dividend philosophy, we have positioned to maximize future returns for our shareholders, using capital for various growth objectives, as well as sharing near-term financial gains with our shareholders. This positioning helped us to execute the acquisition of SensoryEffects this year, and while challenging from an integration standpoint, we have continued to deliver quality financial results, and hence, this dividend reiterates our commitment to our shareholders.”

About Balchem
Balchem Corporation consists of three business segments: ARC Specialty Products; SensoryEffects (formerly Food, Pharma & Nutrition); and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The SensoryEffects segment provides customized food and beverage ingredient systems and proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2013. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:                  William Backus, Chief Financial Officer
Telephone:  845-326-5600